Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Immunome, Inc. on Form S-8, of our report dated August 8, 2023, relating to the financial statements of Morphimmune, Inc. as of and for the years ended December 31, 2022 and 2021, appearing in the Current Report on Form 8-K/A of Immunome, Inc. dated September 29, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

February 2, 2024